Exhibit 10.11

                EMPLOYMENT AND SEVERANCE BENEFITS AGREEMENT

     Employment and Severance Benefits Agreement (the "Agreement"), dated as of November 24, 1993, between Chesapeake Paper Products Company, a Virginia corporation (the "Company"), and Thomas Blackburn (the
"Employee").

     WHEREAS, the Board of Directors recognizes that the Employee has made and is expected to make substantial contributions to the past and future growth and prospects of the Company; and

     WHEREAS, the Board of Directors desires to assure the Company of the continued services of the Employee now and in the event that the Company is faced with a change in control; and

     WHEREAS, the Employee desires to agree to remain in the employ of the Company during the term of this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, the parties hereto covenant and agree as follows:

     1. When used in this Agreement, the following terms shall have the meanings specified:

        (a) Cause. "Cause", when referring to a termination of employment, shall mean any termination resulting from the Employee's failure to devote his full business time and energies to the business and affairs of the Company, failure to use his best efforts, skill and abilities to promote the Company's business, aiding competitors of the Company or conviction by a court of competent jurisdiction for a felony involving dishonesty or moral turpitude.

        (b) Change in Control. "Change in Control" shall have the same meaning as such term is defined in the Chesapeake Corporation Long-Term Incentive Plan.

        (c) Control Change Date. "Control Change Date" shall have the same meaning as such term is defined in the Chesapeake Corporation Long-Term Incentive Plan.

        (d) Reduction in Service. A "Reduction in Service" shall be deemed to have occurred if the job title, job description, responsibilities or duties assigned to the Employee are materially reduced from those assigned to him on the date hereof.

        (e) Retirement. "Retirement" shall mean early, normal or delayed retirement under the terms of the Chesapeake Corporation Retirement Plan for Salaried Employees.

        (f) Total and Permanent Disability. "Total and Permanent
Disability" shall have the same meaning as such term is defined in the Chesapeake Corporation Retirement Plan for Salaried Employees.

     2. If a Control Change Date occurs on or before 5:00 p.m. Richmond time on September 30, 1994, then this Agreement shall continue in full force and effect for one year following such Control Change Date. If a Control Change Date has not occurred on or before 5:00 p.m. on September 30, 1994, then this Agreement shall terminate as of such time.

     3. During the period that the Employee is an active employee of the Company pursuant to this Agreement, the Employee agrees to (i) devote his full business time and energies to the business and affairs of the Company,
(ii) use his best efforts, skill and abilities to promote the Company's interests and (iii) not aid competitors of the Company.

     4. From the date of this Agreement to the earlier of a Control Change Date or September 30, 1994, the Company will not terminate the employment of the Employee without Cause or reduce the base salary of the Employee from the base salary as of the date of this Agreement.

      5. The Employee will be eligible to receive any awards under the Chesapeake Corporation Officers' Incentive Program for 1993 that may be awarded to him by Chesapeake Corporation's Executive Compensation
Committee.

      6. If a Control Change Date occurs during the term of this Agreement and the Employee is in the employ of the Company on such Control Change
Date:

          (a) The Employee will be eligible to receive a lump sum bonus of up to $120,000, less applicable withholdings. The amount of the lump sum bonus will be determined in the sole discretion of the President & Chief Executive Officer of Chesapeake Corporation based on his evaluation of the Employee's performance during the period from the date of this Agreement through the Control Change Date. This lump sum bonus shall be paid within fifteen (15) days of the Control Change Date. This lump sum bonus will be in lieu of any awards under the Officers' Incentive Program for 1994.

          (b) If the Company does not make a contribution to the Chesapeake Corporation Salaried Employees' Stock Purchase Plan for the Employee's account as of the Control Change Date, the Employee shall receive a payment equal to the amount that would have been contributed by the Company assuming the Control Change Date was the end of the Plan Year, less applicable withholdings.

          (c) If the Employee does not continue as a participant in the Chesapeake Corporation Retirement Plan for Salaried Employees, or in a similar plan that recognizes his service with the Company, immediately after the Control Change Date, the Employee shall receive a payment, less applicable withholdings, equal to the present value of his nonvested accrued benefit under the Plan as of the Control Change Date, as determined by the Company.

          (d) If the Employee does not continue as a participant in the Chesapeake Corporation Executive Supplemental Retirement Plan, or in a similar plan that recognizes his service with the Company, immediately after the Control Change Date, the Employee shall receive a payment, less applicable withholdings, equal to the present value of his nonvested accrued benefit under the Plan as of the Control Change Date, as determined by the Company.

          (e) If the Employee does not continue as a participant in the Chesapeake Corporation 401(k) Savings Plan for Salaried Employees after the Control Change Date, the Employee shall receive a payment, less applicable withholdings, equal to his nonvested account balance under the Plan as of the Control Change Date.

          (f) The Company agrees that unless the Employee accepts a relocation to another location of a successor to the Company hereunder and qualifies for relocation assistance under the successor's relocation policy, it will purchase the Employee's personal residence located in the town of West Point, Virginia at the Fair Market Value as determined under the Company's Relocation Policy, provided however, that such Fair Market Value shall not be less than $270,000. If the Employee qualifies for relocation assistance from such successor, the Company agrees that it will make a payment to the Employee equal to the amount, if any, that the amount received by the Employee from the successor for the purchase of the Employee's residence is less than $270,000. If the Company purchases the Employee's residence, the Employee may rent the residence from the Company for a reasonable period.

     7. If (i) a Control Change Date occurs during the term of this Agreement, (ii) the Employee elects to terminate his employment with the Company as of such Control Change Date and (iii) the Employee does not accept employment with Chesapeake Corporation or one of its affiliates as of the Control Change Date:

          (a) The Employee shall receive severance payments in an amount equal to twelve (12) months of the Employee's base salary as of the Control Change Date unless the Employee is offered employment in a position that does not constitute a Reduction in Service with the Company, a successor to the Company hereunder or with Chesapeake Corporation or one of its affiliates as of the Control Change Date. If the Employee refuses such offer of employment, the severance payments shall equal nine (9) months of the Employee's base salary. Further, the Employee shall receive his fixed reimbursement under the Runzheimer Reimbursement Program during his severance period. These severance payments and the fixed reimbursement shall be paid, less applicable withholdings, on the normal payroll payment dates.

          (b) The Company shall provide for the continued benefit of the Employee until the earlier of the end of the severance period or the date he becomes entitled to participate in similar plans, programs or arrangements provided by a subsequent employer, coverage under all life, medical and dental benefits plans or programs in which he participates immediately prior to his date of termination on such terms as are then in effect, provided that his continued participation is possible under the general terms and provisions of such plans or programs. In the event that the Employee's participation in any such plan or program is barred by its terms, the Company shall arrange to provide the Employee with benefits substantially similar to those which he is entitled to receive under such plans or programs.

          (c) The Company shall transfer ownership of the personal computer used by the Employee at the Company to the Employee.

          (d) The Company shall reimburse the Employee for reasonable long distance telephone charges incurred by the Employee in his employment search.
     8. If a Control Change Date occurs during the term of this Agreement and the Employee remains employed by the Company after the Control Change Date the Company agrees that it will retain the Employee in its employ for a period of one year after the Control Change Date unless the Employee's employment is terminated for Cause. The Employee's base salary during this one year period will not be reduced below his base salary as of the Control Change Date. In the event the Employee's employment is terminated by the Company without Cause during this one year period, or in the event the Employee voluntarily terminates his employment due to a Reduction in Service, the Employee will be entitled to continue to receive his base salary on the normal payroll payment dates for the remainder of the one year period. In addition, the Employee shall continue to be eligible to participate in all life, medical and dental benefit plans or programs or arrangements in which he participates immediately prior to his date of termination on such terms as are then in effect, provided that his continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Employee's participation in any such plan or program is barred by its terms, the Company shall arrange to provide the Employee with benefits substantially similar to those which he is entitled to receive under such plans and programs. Cause shall not include refusal to accept a transfer or relocation to another facility or office of the Company. If the Employee voluntarily terminates his employment (except following a Reduction in Service) during this one year period, the Employee will not be entitled to any continuation of compensation or benefits.

     9. In the event that, as of the Control Change Date, the Employee owns or has the right (except to the extent such right is generally available to public investors) to acquire, in excess of one percent (1%) of the equity of any entity participating in a Change of Control transaction involving the Company, all obligations under this Agreement on the part of the Company to provide employment, pay compensation or provide benefits shall terminate.
It is the Employee's responsibility to notify the Company of his ownership interest or his right to acquire such interest.

     10. During the period of his employment by the Company, the Employee has had access to certain confidential, non-public information concerning the Company and Chesapeake Corporation (the "Information"). The Employee agrees to maintain the Information as confidential and not disclose it to third parties or to use it in his employment following the Control Change Date. The Employee agrees that if this confidentiality obligation is breached, the Company and/or Chesapeake Corporation shall, in addition to other remedies available, be entitled to injunctive relief.

     11. In the event of the Employee's death, Total and Permanent Disability, or Retirement while an employee of the Company during the term of this Agreement, the Company's obligations to provide employment, pay compensation or provide benefits shall cease except to the extent that such obligations are provided for under applicable Company benefit plans as are then in effect.

     12. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure by the Company to obtain such agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as he would be entitled to receive pursuant to Sections 5, 6, 7 and 8 hereof. As used in this Agreement, "Company" shall mean the Company as defined herein and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

     13. The Employee agrees that he will not voluntarily leave the employ of the Company during the term of this Agreement and that he will render services to the Company and its affiliates commensurate with his position throughout the term of this Agreement.

     14. In the event the Employee becomes eligible to receive benefits under the Chesapeake Corporation Salaried Employees' Benefits Continuation Plan, those benefits shall reduce the Company's obligation to pay compensation or provide benefits under this Agreement.

     15. This Agreement shall inure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the Employee. If the Employee should die while any amounts are still payable to him hereunder, then all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisees, legatees, or other designees or, if there be no such designees, to his estate.

     16. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

     17. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf, and the Employee has duly executed this Agreement, all as of the date first above written.



                              Chesapeake Paper Products Company


/s/ Thomas Blackburn               By: /s/ Paul A. Dresser, Jr.
Employee                                Chairman